UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2014

Viggle Inc.
(Exact name of Registrant as specified in its charter)

Delaware	01-13803	33-0637631
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

902 Broadway, 11th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip code)

(212) 231-0092
(Registrant’s telephone number including area code)

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Fourth Amendment to Term Loan Agreement with Deutsche Bank Trust Company Americas

On March 11, 2014, Viggle Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Company's Term Loan Agreement (“Term Loan Facility”) with Deutsche Bank Trust Company Americas (“Deutsche Bank”).  The Term Loan Facility with Deutsche Bank currently has $30,000,000 in principal amount.  Pursuant to the Amendment, the principal amount was increased to $35,000,000.  Repayment of the Term Loan Facility is guaranteed by Robert F.X. Sillerman, the Company's Executive Chairman, Chief Executive Officer, Director and prinipal stockholder, and the guaranty continues in place following the Amendment.  Concurrently with the Amendment on March 11, 2014, we also entered into a Pledge and Security Agreement (“Pledge and Security Agreement”) with Deutsche Bank pursuant to which we agreed to provide Deutsche Bank a security interest in and a pledge of $5,000,000 cash account as collateral to secure the prompt and timely payment of all obligations under the Term Loan Facility.  The Pledge and Security Agreement will remain in place as long as there are any obligations outstanding under the Term Loan Facility.

The foregoing descriptions of the Amendment, the Pledge and Security Agreement and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Amendment and Pledge and Security Agreement attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Software License and Services Agreement

On March 10, 2014, the Company entered into a Software License and Services Agreement (the “License Agreement”) with SFX Entertainment, Inc. (“SFX”).  Pursuant to the terms of the License Agreement, SFX paid the Company $5,000,000 to license the Company’s audio recognition software and related loyalty platform for a term of ten years.  SFX may use the software for its own internal business purposes and may sublicense the software only to its affiliates or to its co-promoters.  In addition, the Company will provide support and professional services.  Rates for support and development services will be charged at $150, which the Company may increase after the first year to its average hourly rate for the services.  The Company will also pay SFX 50% of its net revenues from the license of the software to any third party.  If SFX elects to renew the agreement after the initial ten year term for an additional ten year term, it will make an additional $5 million payment to the Company upon the renewal.  During the term of the agreement, the Company may not license the software to any third party that directly competes with SFX in the promotion of dance music.  SFX agrees that it will not use the software for any business that directly competes with the Company in the field of entertainment rewards.  To the extent that the Company offers terms and conditions to a third-party licensing the software that are, when taken as a whole, more favorable than the terms and conditions provided to SFX, the Company agrees to provide SFX with the same terms and conditions as the third party on a prospective basis.

Mr. Sillerman, the Company's Executive Chairman, Chief Executive Officer, Director and principal stockholder, is also Chairman and Chief Executive Officer of SFX, and Mr. Mitchell J. Nelson, who serves as a member of the Company's Board of Directors, also provides legal services to SFX.  In addition, two additional members of the Company's Board, Mr. Meyer and Mr. Miller, also serve on the Board of SFX.  Due to the affiliate nature of the transaction, a special committee of the independent members of our Board approved the transaction.

The foregoing descriptions of the License Agreement and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the License Agreement attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are furnished as part of this Current Report on Form 8-K:

 (d)           Exhibits.

Exhibit	Description

10.1	Fourth Amendment, dated as of March 11, 2014, by and between Viggle Inc. and Deutsche Bank Trust Company Americas, and its successors and assigns.

10.2	Pledge and Security Agreement, dated as of March 11, 2014, by and between Viggle Inc. and Deutsche Bank Trust Company Americas, and its successors and assigns.

10.3	Software License and Services Agreement, dated as of March 10, 2014, by and between Viggle Inc. and SFX Entertainment, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viggle Inc.

Date: March 14, 2014	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President

EXHIBIT INDEX

Exhibit	Description

10.1	Fourth Amendment, dated as of March 11, 2014, by and between Viggle Inc. and Deutsche Bank Trust Company Americas, and its successors and assigns.

10.2	Pledge and Security Agreement, dated as of March 11, 2014, by and between Viggle Inc. and Deutsche Bank Trust Company Americas, and its successors and assigns.

10.3	Software License and Services Agreement, dated as of March 10, 2014, by and between Viggle Inc. and SFX Entertainment, Inc.